Exhibit 99.1
ATLAS PIPELINE PARTNERS, L.P.
REPORTS RECORD SECOND QUARTER 2007 FINANCIAL RESULTS
Philadelphia, PA, August 3, 2007 — Atlas Pipeline Partners, L.P. (NYSE: APL) (the “Partnership”) today reported record adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP (generally accepted accounting principles) measure, of $24.2 million for the second quarter 2007 compared with $22.8 million for the prior year second quarter. The quarter-over-quarter results were favorably impacted by higher system-wide volumes of approximately 759.4 million cubic feet per day (“MMcfd”) compared with 644.1 MMcfd for the prior year comparable quarter, an increase of approximately 18%. Increased throughput volume on the NOARK interstate pipeline system (“NOARK”), the addition of the Sweetwater processing facility and an increase in Appalachia gathered natural gas contributed to the aggregate growth in system volumes. On a GAAP basis, the Partnership recognized a net loss of $20.8 million for the second quarter 2007, largely related to $28.5 million of non-cash derivative expense. The non-cash expense was due to the impact of commodity price movement on hedge instruments entered into and in conjunction with the recent acquisition of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) interest in certain gathering and processing assets.
On July 27, 2007, the Partnership acquired control of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its approximate 73% interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Assets”). The Chaney Dell System includes 3,470 miles of gathering pipeline and three processing plants, and the Midkiff/Benedum System includes 2,500 miles of gathering pipeline and two processing plants. The transaction was effected by the formation of two joint venture companies which own the respective systems, to which the Partnership contributed $1.85 billion and Anadarko contributed the Assets. In connection with this acquisition, the Partnership reached an agreement with Pioneer Natural Resources Company (NYSE: PXD — “Pioneer”), which provides approximately half of the natural gas processed by the Midkiff/Benedum system, to extend Pioneer’s contract on the system for an additional ten years through 2022. In conjunction with this extension, the Partnership granted to Pioneer, which currently holds an approximate 27% interest in the Midkiff/Benedum system, an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system one year after the closing of the Partnership’s acquisition of Anadarko’s interest, and up to an additional 7.5% interest two years after the closing of the Partnership’s acquisition of Anadarko’s interest. If the options are fully exercised, Pioneer would increase its interest in the system to approximately 49%. Pioneer would pay approximately $230 million for the additional 22% interest if fully exercised. The Partnership will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options.
The Partnership funded the purchase price of the acquisition in part from a private placement of 25.6 million common limited partner units, generating gross proceeds of $1.125 billion. Atlas Pipeline Holdings, L.P. (NYSE: AHD) (“Atlas Holdings”), the parent of the Partnership’s general partner, purchased 3.8 million of the 25.6 million common limited partner units issued by the Partnership. The Partnership funded the remaining purchase price with an $830.0 million senior secured term loan which matures in July 2014 and a partial advance against a new $300.0 million senior secured revolving credit facility which matures in July 2013. Atlas Holdings, which holds all of the incentive distribution rights in the Partnership, has agreed to allocate a portion of its future incentive distribution rights to the Partnership in connection with the Anadarko acquisition. Atlas Holdings has agreed to allocate up to $5.0 million of incentive distribution rights per quarter to the Partnership through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter.
The Partnership declared a record quarterly cash distribution for the second quarter 2007 of $0.87 per common limited partner unit on June 26, 2007. The second quarter 2007 distribution will be paid on August 14, 2007 to all unitholders of record as of July 6, 2007. Distributions declared per common limited partner unit for the twelve months ended June 30, 2007 were $3.44, an increase of $0.11 compared to the twelve months ended June 30, 2006. The Partnership established distribution guidance at a range of $3.80 to $4.00 per common limited partner unit for 2008, while also increasing the targeted distribution coverage ratio to 1.2x.
“Recent accomplishments have been transformative for our Partnership,” stated Edward E. Cohen, Chairman and Chief Executive Officer of the Partnership. “The acquisition of Anadarko’s interest in the Chaney Dell and Midkiff/Benedum gathering and processing systems has more than doubled our daily natural gas processing capacity to approximately

750 Mmcfd. In addition, our existing assets in the Mid-Continent region generated record gathered volumes in the second quarter 2007 of almost 700 Mmcfd. Appalachian segment results were also strong this quarter, providing record throughput volume of 66.2 Mmcfd from the growing production of Atlas Energy Resources, LLC (NYSE: ATN). These volumes yielded our highest quarterly operating revenues to date of $124.0 million.”
Segment Analysis
Mid-Continent
Excluding the effect of a $28.5 million non-cash derivative expense, the Mid-Continent segment recognized total revenue of $115.4 million for the second quarter 2007, an increase of $14.4 million from the prior year comparable quarter. This increase was principally attributable to higher system volumes and favorable movements in overall commodity prices. For the Elk City/Sweetwater system, average gross natural gas processed volume for the second quarter 2007 averaged 234.9 MMcfd, a 74% increase from the second quarter 2006. The Partnership connected 64 new wells to the Elk City/Sweetwater system during the second quarter 2007. For the NOARK system, average Ozark Gas Transmission throughput volume was 321.7 MMcfd during the second quarter 2007, a 32% increase from the second quarter 2006. The Velma system’s average processed natural gas volume of 61.2 MMcfd for the second quarter 2007 represented a 2.2% increase over the prior year comparable quarter. The Partnership connected 16 new wells to its Velma system during the second quarter 2007.
Appalachia
Total revenue for the Appalachia system was $8.6 million for the second quarter 2007 compared with $8.1 million for the second quarter 2006, an increase of $0.5 million due principally to higher throughput volume and higher realized transportation rates. Throughput volume increased to 66.2 MMcfd for the second quarter 2007 compared with 63.1 MMcfd for the second quarter 2006 resulting from the connection of new wells to the Appalachia gathering system. The Appalachia system’s average transportation rate per thousand cubic feet (“mcf”) was $1.41 for the second quarter 2007, a 5% increase from $1.34 per mcf for the prior year second quarter. During the second quarter 2007, 146 new wells were connected to the Appalachia gathering system.
Corporate and Other
General and administrative expense, including amounts reimbursed to affiliates, increased $2.3 million to $7.4 million for the second quarter 2007 from $5.1 million for the second quarter 2006. This increase was primarily related to an increase in non-cash compensation expense arising from vesting of phantom and common unit awards of $1.3 million and higher costs associated with managing our operations. Depreciation and amortization increased $1.4 million to $6.7 million for the second quarter 2007 due primarily to the depreciation associated with the Partnership’s expansion capital expenditures incurred subsequent to the second quarter 2006, including the Sweetwater processing facility.
Interest expense increased to $7.3 million for the second quarter 2007, an increase of $1.1 million from the prior year second quarter. This increase was primarily related to interest associated with the Partnership’s additional borrowings under its credit facility to finance its expansion capital expenditures. At June 30, 2007, the Partnership had $368.5 million of total debt, including $293.5 million of senior unsecured notes that mature in 2015 and $74.0 million of outstanding borrowings under its $225.0 million credit facility.
Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s second quarter 2007 results on Friday, August 3, 2007 at 2:00 pm ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 4:00 pm ET on Friday, August 3, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 15757667.
Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.
Atlas America, Inc. owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN). For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.
Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Financial Summary
(in thousands, except per unit amounts)

	Three Months Ended		Six Months Ended
INCOME STATEMENT	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Natural gas and liquids	$104,792	$95,609	$206,968	$196,086
Transportation and compression — affiliates	8,458	7,834	16,178	15,708
Transportation and compression — third parties	10,588	5,379	20,426	14,156
Other income (loss)	(28,423)	679	(30,620)	1,361

Total revenue and other income (loss)	95,415	109,501	212,952	227,311

Costs and expenses:
Natural gas and liquids	87,102	77,006	174,912	162,898
Plant operating	4,515	3,926	9,045	7,153
Transportation and compression	3,210	2,849	6,322	4,925
General and administrative	6,608	4,181	12,311	8,396
Compensation reimbursement — affiliates	798	885	1,428	1,605
Depreciation and amortization	6,671	5,258	13,205	10,533
Interest	7,327	6,154	14,086	12,491
Minority interest in NOARK	—	(451)	—	118

Total costs and expenses	116,231	99,808	231,309	208,119

Net income (loss)	(20,816)	9,693	(18,357)	19,192
Preferred unit dividend effect	(3,756)	—	(3,756)	—
Preferred unit imputed dividend cost	(735)	(540)	(1,234)	(635)

Net income (loss) attributable to common limited partners and the general partner	$(25,307)	$9,153	$(23,347)	$18,557

Allocation of net income (loss) attributable to common limited partners and the general partner:
Common limited partners’ interest	$(28,728)	$5,299	$(30,612)	$11,105
General partner’s interest	3,421	3,854	7,265	7,452

Net income (loss) attributable to common limited partners and the general partner	$(25,307)	$9,153	$(23,347)	$18,557

Net income (loss) attributable to common limited partners per unit:
Basic	$(2.20)	$0.41	$(2.34)	$0.88

Diluted	$(2.20)	$0.41	$(2.34)	$0.87

Weighted average common limited partner units outstanding:
Basic	13,080	12,824	13,080	12,687

Diluted	13,080	12,979	13,080	12,833

Capital expenditure data:
Maintenance capital expenditures	$700	$917	$1,472	$2,078
Expansion capital expenditures	24,318	21,333	41,923	33,734

Total	$25,018	$22,250	$43,395	$35,812

	June 30,	December 31,
Balance Sheet Data (at period end):	2007	2006
Cash and cash equivalents	$2,435	$1,795
Total assets	799,166	786,884
Total debt	368,503	324,083
Total partners’ capital	302,001	379,134

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Segment Information
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Mid-Continent
Revenue:
Natural gas and liquids	$104,792	$95,609	$206,968	$196,086
Transportation and compression	10,571	5,360	20,390	14,110
Other income (loss)	(28,506)	414	(30,785)	955

Total revenue and other income (loss)	86,857	101,383	196,573	211,151

Costs and expenses:
Natural gas and liquids	87,102	77,006	174,912	162,898
Plant operating	4,515	3,926	9,045	7,153
Transportation and compression	1,780	1,532	3,500	2,640
General and administrative	4,806	2,995	8,700	6,163
Minority interest in NOARK	—	(451)	—	118
Depreciation and amortization	5,555	4,375	11,015	8,834

Total costs and expenses	103,758	89,383	207,172	187,806

Segment profit (loss)	$(16,901)	$12,000	$(10,599)	$23,345

Appalachia
Revenue:
Transportation and compression — affiliates	$8,459	$7,834	$16,179	$15,708
Transportation and compression — third parties	16	19	35	46
Other income (loss)	83	265	165	406

Total revenue and other income	8,558	8,118	16,379	16,160

Costs and expenses:
Transportation and compression	1,430	1,317	2,822	2,285
General and administrative	1,300	1,035	2,520	1,919
Depreciation and amortization	1,116	883	2,190	1,699

Total costs and expenses	3,846	3,235	7,532	5,903

Segment profit	$4,712	$4,883	$8,847	$10,257

Reconciliation of segment profit (loss) to net income (loss):
Segment profit (loss):
Mid-Continent	$(16,901)	$12,000	$(10,599)	$23,345
Appalachia	4,712	4,883	8,847	10,257

Total segment profit (loss)	(12,189)	16,883	(1,752)	33,602
Corporate general and administrative expenses	(1,300)	(1,036)	(2,519)	(1,919)
Interest expense	(7,327)	(6,154)	(14,086)	(12,491)

Net income (loss)	$(20,816)	$9,693	$(18,357)	$19,192

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARES
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Reconciliation of net income (loss) to adjusted net income (loss):
Net income (loss)	$(20,816)	$9,693	$(18,357)	$19,192
Effect of prior period items (1)	—	1,227	—	1,090

Adjusted net income (loss)	$(20,816)	$10,920	$(18,357)	$20,282

Reconciliation of net income (loss) to non-GAAP measures(2):
Net income (loss)	$(20,816)	$9,693	$(18,357)	$19,192
Depreciation and amortization	6,671	5,258	13,205	10,533
Minority interest share of depreciation and amortization and interest expense for NOARK	—	(327)	—	(1,200)
Interest expense	7,327	6,154	14,086	12,491

EBITDA	(6,818)	20,778	8,934	41,016

Non-cash derivative expense (income)	28,549	(397)	30,826	(937)
Non-cash compensation expense	2,481	1,183	4,276	2,502
Effect of prior period items (1)	—	1,227	—	1,090

Adjusted EBITDA	24,212	22,791	44,036	43,671

Interest expense	(7,327)	(6,154)	(14,086)	(12,491)
Minority interest share of interest expense for NOARK	—	230	—	938
Amortization of deferred financing costs (included within interest expense)	534	612	1,068	1,205
Maintenance capital expenditures	(700)	(917)	(1,472)	(2,078)

Distributable cash flow	$16,719	$16,562	$29,546	$31,245

(1)	During June 2006, the Partnership identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which related to natural gas volume gathered during the third and fourth quarters of 2005 and first quarter of 2006, the Partnership recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3%, and 1.4% for the third quarter of 2005, fourth quarter of 2005, and first quarter of 2006, respectively. Management of the Partnership believes that the impact of these adjustments is immaterial to its current and prior financial statements.

(2)	EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Partnership’s financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARES
Operating Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Mid-Continent — Velma System
Natural Gas
Gross natural gas gathered — mcfd	62,788	62,079	61,907	61,401
Gross natural gas processed — mcfd	61,150	59,823	59,836	59,179
Gross residue natural gas — mcfd	47,229	46,647	46,463	46,203
Natural Gas Liquids
Gross NGL sales — bpd	6,697	6,674	6,473	6,505
Condensate
Gross condensate sales — bpd	212	237	206	212

Mid-Continent — Elk City/Sweetwater System
Natural Gas
Gross natural gas gathered — mcfd	308,703	275,865	298,355	264,093
Gross natural gas processed — mcfd	234,896	135,394	221,151	133,187
Gross residue natural gas — mcfd	215,501	122,644	203,288	120,840
Natural Gas Liquids
Gross NGL sales — bpd	9,742	6,237	9,132	5,999
Condensate
Gross condensate sales — bpd	220	147	271	159

Mid-Continent — NOARK system
Ozark Gas Transmission throughput — mcfd	321,717	243,014	304,400	241,093

Appalachia
Throughput — mcfd	66,152	63,113	64,352	60,235
Average transportation rate per mcf	$1.41	$1.34	$1.39	$1.44

Mcf — thousand cubic feet

Mcfd — thousand cubic feet per day

Bpd — barrels per day

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Current Mid-Continent Segment Hedge Positions
(as of August 2, 2007)
Natural Gas Liquids Sales

Production Period		Average
Ended December 31,	Volumes	Fixed Price
	(gallons)	(per gallon)
2007	57,204,000	$0.893
2008	33,012,000	0.697
2009	8,568,000	0.746
Crude Oil Sales Options (associated with NGL volume)

		Associated	Average
Production Period	Crude	NGL	Crude
Ended December 31,	Volume	Volume	Strike Price	Option Type
	(barrels)	(gallons)	(per barrel)
2007	1,275,000	78,681,000	$60.00	Puts purchased
2007	1,275,000	78,681,000	75.18	Calls sold
2008	4,269,000	260,692,000	60.00	Puts purchased
2008	4,269,000	260,692,000	79.20	Calls sold
2009	4,752,000	290,364,000	60.00	Puts purchased
2009	4,752,000	290,364,000	78.68	Calls sold
2010	2,413,500	149,009,000	60.00	Puts purchased
2010	2,413,500	149,009,000	77.28	Calls sold
Natural Gas Sales

Production Period		Average
Ended December 31,	Volumes	Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	540,000	$7.255
2008	240,000	7.270
2009	480,000	8.000
Natural Gas Basis Sales

Production Period		Average
Ended December 31,	Volumes	Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	2,820,000	$(0.771)
2008	4,440,000	(0.671)
2009	4,920,000	(0.558)
2010	2,220,000	(0.575)
Natural Gas Purchases

Production Period		Average
Ended December 31,	Volumes	Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	5,460,000	$8.593 (2)
2008	11,016,000	8.951 (3)
2009	10,320,000	8.687
2010	4,380,000	8.635

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Current Mid-Continent Segment Hedge Positions
(as of August 2, 2007)
Natural Gas Basis Purchases

Production Period		Average
Ended December 31,	Volumes	Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2007	7,740,000	$(1.036)
2008	15,216,000	(1.125)
2009	14,760,000	(0.659)
2010	6,600,000	(0.560)
Crude Oil Sales

Production Period		Average
Ended December 31,	Volumes	Fixed Price
	(barrels)	(per barrel)
2007	37,700	$56.249
2008	65,400	59.424
2009	33,000	62.700
Crude Oil Sales Options

Production Period		Average
Ended December 31,	Volumes	Strike Price	Option Type
	(barrels)	(per barrel)
2007	324,600	60.000	Puts purchased
2007	324,600	75.256	Calls sold
2008	691,800	60.000	Puts purchased
2008	691,800	78.004	Calls sold
2009	738,000	60.000	Puts purchased
2009	738,000	80.622	Calls sold
2010	402,000	60.000	Puts purchased
2010	402,000	79.341	Calls sold
2011	30,000	60.000	Puts purchased
2011	30,000	74.500	Calls sold
2012	30,000	60.000	Puts purchased
2012	30,000	73.900	Calls sold

(1)	Mmbtu represents million British Thermal Units.

(2)	Includes the Partnership’s premium received from its sale of an option for it to sell 2,400,000 mmbtu of natural gas at an average price of $15.00 per mmbtu for the year ended December 31, 2007.

(3)	Includes the Partnership’s premium received from its sale of an option for it to sell 936,000 mmbtu of natural gas for the year ended December 31, 2008 at $15.50 per mmbtu.